Exhibit 10.1

October 4, 2019

Via Email

Personal and Confidential

John Yeros

Re: Separation Agreement and Release

Dear John:

Your employment with EVO Transportation & Energy Services, Inc. (the “Company”) terminated effective September 20, 2019. Pursuant to section 7(a) of your Executive Employment Agreement, this Separation Agreement and Release letter (the “Agreement”) sets forth the specific severance package that the Company will provide you in exchange for your agreement to the terms and conditions of this Agreement. The terms and conditions set forth below represent the firm and final offer from the Company. The Company will not engage in any further discussions or negotiations.

By your signature below, you agree to the following terms and conditions:

1.        End of Employment. Your employment with the Company ended effective September 20, 2019 (the “Separation Date”). You have received all wages, compensation and benefits owed to you by virtue of your employment with the Company or termination thereof, including payment for services through the Separation Date. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter.

You are not eligible for any other payments or benefits by virtue of your employment with the Company or termination thereof except for those expressly described in this Agreement. You will not receive the separation pay and benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to the Company by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

2.       Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company agrees to pay you nine (9) months separation pay, in the amount of One Hundred Eighty Thousand Dollars ($180,000), less applicable payroll taxes, deductions, and withholding, to be paid in twelve equal monthly installments after the Company receives a copy of this signed agreement, provided that you sign and deliver this Agreement to Shirley Mays by 5:00 pm on October 26, 2019.

3.       Shares of Stock. You own 74,650 shares of Company stock (the “Yeros Shares”). The Company declines your offer to sell the Yeros Shares to the Company. The Company will inform members of the Company’s board of directors and certain senior management employees of your interest in selling the Yeros Shares at the price of $2.50 per share and apprise you of any potential buyers that express an interest in purchasing your stock.

4.        Stock Options. You have been issued stock options under the Company’s Amended and Restated 2018 Stock Option Plan (the “Stock Option Plan”) and a Stock Option Agreement executed on April 12, 2018 (the “Stock Option Grant”). In accordance with the Stock Option Grant, an option to purchase 1,200,000 shares of Company stock subject to the option is fully vested. According to Section 6(b) of your Stock Option Grant, the option on your 1,200,000 shares will expire on December 12, 2019. As a concession to you and as additional consideration for the terms and obligations of this Separation Agreement, the Company hereby amends the Stock Option Grant to permit exercise of the option in accordance with the Stock Option Grant and the Stock Option Plan through September 30, 2024. Except as modified hereby with respect to the extension of the exercise period, the Stock Option Grant remains in full force and effect.

5.       Personal Guarantees. The Company will indemnify and hold harmless for any actual, out of pocket losses incurred by you or your wife to the extent such losses directly arise from enforcement by a creditor of any of the personal guarantees you made on behalf of the Company as set forth on the list attached as Appendix A. For the sake of clarity such indemnity and hold harmless shall not include any losses which result from your intentional misconduct or from any punitive, consequential, special or non-economic damages or losses.

6.       Professional References. The Company will respond to requests for professional references substantially in the form and content as follows: “John Yeros served as CEO of EVO Transportation & Energy Services, Inc. and its subsidiaries from February 2017 until September 2019. During his tenure as CEO, EVO acquired multiple transportation services companies and increased its gross revenues substantially. Yeros also assisted in obtaining over $30 million in debt and equity financing for the Company.”

7.       Release of Claims by Yeros in Favor of the Company. Specifically in consideration of the separation pay and benefits described in Section 2, and the release provided to you by the Company below, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

           a.       Except as to claims that cannot be released under applicable law, you hereby do release and forever discharge the “Released Parties” (as defined in Section 7.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment or independent contractor engagement with the Company, or the termination of that employment or engagement, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

           b.       This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or paid time off (PTO) pay, separation pay and/or benefits; tortious conduct, defamation, libel, slander, invasion of privacy, negligence, emotional distress; breach of implied or express contract, estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Arizona Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Arizona Fair Employment Act, Arizona Wage Claim and Payment Law, Arizona Business Closing and Mass Layoff Law, Arizona Cessation of Health Care Benefits Law, Arizona Family and Medical Leave Law, Arizona Personnel Records Statute, Arizona Employment Peace Act, any paid sick leave law, any local human rights ordinance, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any claim for retaliation; all waivable claims arising under Arizona and local statutes. You hereby waive any and all relief not provided for in this Agreement. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with the Company.

           c.       If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower a-++`ward program for providing information directly to a governmental agency.

           d.       You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any stock option plan, 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have under unemployment compensation benefits laws, (7) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency, subject to Section 2(c) above, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC or other governmental agency, or (9) any rights you may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

           e.       The “Released Parties,” as used in this Agreement, shall mean the Company and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Released Parties in their official and individual capacities.

8.       Release of Claims by the Company. In consideration for the promises, including the Release of Claims of the Company by Yeros, the Company agrees to release and forever discharge Yeros of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys fees, costs and disbursements, demands of any kind whatsoever (collectively “Claims”), which it has or might have against Yeros or his agents, servants, heirs, or legal representatives, whether known or unknown, in law or equity, contract or tort, to the extent arising out of or in connection with Yeros employment or independent contractor engagement with the Company, and however originating or existing, from the beginning of time through the date of execution of this Agreement, except for those Claims arising from fraudulent or intentional misconduct by Yeros.

9.        Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the Twenty-One (21) day period.

10.       Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 7 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.), within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) delivered to Thomas Abood, CEO, EVO Transportation & Energy Services, Inc., 8285 West Lake Pleasant Parkway, Peoria, AZ 85382, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Thomas Abood, as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 9, the Company will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to the Company any payment(s) and benefits already received in connection with Section 2 of this Agreement.

11.       Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. You further agree and represent that you have returned to the Company all of its property, including but not limited to, all customer, client, and employee records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Company. In addition, if you have used any personal computer, server, or email system (including, but not limited to, computers, laptops, cell phones, iPhones, iPads, Smartphones, tablets, etc.) to receive, store, review, prepare or transmit any Company information, including but not limited to confidential and/or proprietary information (as defined in Section 11 below), you agree to provide the Company a computer-useable copy of all such confidential and/or proprietary information and then permanently delete such information from those systems. You represent that you have fully complied with your obligations in this Section and agree to provide the Company access to your system(s) as reasonably requested to verify that the necessary copying and deletion is completed.

12.       Confidential and Proprietary Information. You have had access in your employment with the Company to confidential and proprietary information of the Company and agree that the release or disclosure of any confidential or proprietary information of the Company will cause Company irreparable injury. You acknowledge that you have not used or disclosed (other than for Company’s sole benefit during your employment with the Company), and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include, but not be limited to customer lists or client lists and information pertaining to such lists; contact lists; and information about the personal or business affairs of the Company and/or the Company’s customers, clients, employees, or vendors.

13.       On-Going Obligations. If you breach any term of this Agreement or Section 9 of your Employment Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement and payment by you of its attorneys’ fees and costs. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect. The definition of Competing Business in Section 10(d) of your Employment Agreement is hereby amended to read: “Competing Business” means (i) a business that is engaged in the acquisition or operation of compressed natural gas fueling stations or (ii) a business engaged in fulfilling U.S. federal government contracts, including but not limited to United States Postal contracts, during the applicable period described in Section 9 of your Employment Agreement or at any time in the twelve (12) month period prior to your last day of employment with the Company. All other provisions of your Employment Agreement remain the same.

14.       Cooperation. You agree that through August 20, 2020 [THE SEVERANCE PERIOD], you will respond to the Company in a timely and helpful manner via email or telephone should it have questions for you regarding your work for the Company such as, but not limited to, status of projects, location of data and documents, and passwords, provided that such questions must be reasonable in volume and time commitment. You further agree that you will respond in a timely and helpful manner via email or telephone for any Claims the Company must defend that arise out of the personal guarantees described in Section 5 and Attachment A of this Agreement.

15.       Confidentiality and Mutual Non-Disparagement. The Parties agreement not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between the Company and any employee or former employee, including Yeros. The Parties agree that the only people with whom they may discuss this confidential information are their legal and financial advisors (as to Yeros, his spouse), provided they agree to keep the information confidential, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required by law.

The Parties agree not to disparage the other, including their heirs, employees, products or services. The Parties also agree and promise not to make or induce any other person to make derogatory or disparaging statements (whether or not the Party believes the statements to be true) of any kind, oral or written, regarding the other to any person or organization whatsoever. The Parties further agree that the Professional References statement the Company will provide upon written request of Yeros pursuant to Section 6 of this Agreement does not constitute disparagement or the grounds for disparagement.

16.       Remedies. In the event of litigation arising out of this Agreement or the Employment Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys’ fees. If either party breaches any term of this Agreement or the Employment Agreement, the prevailing party shall be entitled to its available legal and equitable remedies. For the Company, this also includes but is not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

17.       Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Released Parties or you of any liability or unlawful conduct whatsoever. The Released Parties and you specifically deny any liability or unlawful conduct.

18.       Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Released Parties.

19.       Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed, and all other terms of this Agreement shall remain in effect.

20.       Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Arizona, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Arizona, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

21.       Full Agreement. This Agreement contains the full agreement between you and the Released Parties as to your employment with the Company or termination thereof and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties as to your employment with the Company or termination thereof. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, intellectual property, return of property, and/or similar provisions your obligations under such agreement(s) (including, without limitation, under Section 9 of your Employment Agreement) shall continue in full force and effect according to their terms and will survive the termination of your employment.

22.       Counterparts. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

23.       Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 7, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The deadline for accepting this Agreement is 5:00 p.m. on the 22nd calendar day following your receipt of this Agreement (the “Offer Expiration”). If not accepted by such time, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

We wish you all the best in your future endeavors.

Sincerely,

EVO Transportation & Energy Services, Inc.,

Board of Directors

/s/ Scott Smith
Scott Smith
Compensation Committee, Chairman

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, John Yeros, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.
•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this 17th day of October 2019.

/s/ John Yeros
John Yeros

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